Exhibit 11

SIDLEY AUSTIN BROWN & WOOD LLP

Chicago Dallas Los Angeles New York San Francisco Seattle	1722 Eye Street, N.W. Washington, D.C. 20006 Telephone 202 736 8000 Facsimile 202 736 8711 www.sidley.com Founded 1866	Beijing Hong Kong London Shanghai Singapore Tokyo

March 27, 2002

Merrill Lynch Investment Managers Funds, Inc.

800 Scudders Mill Road
Plainsboro, New Jersey 08536

Ladies and Gentlemen:

      We have acted as special Maryland counsel for Merrill Lynch Investment Managers Funds, Inc. (“MLIM Fund”) in connection with a series of transactions that would result in the acquisition of assets and assumption of liabilities of Merrill Lynch Short-Term Global Income Fund, Inc. (“Short-Term Global”) by Merrill Lynch Low Duration Fund (“Low Duration Fund”), a series of MLIM Fund, and the issuance of shares of common stock of Low Duration Fund to Short-Term Global for distribution to stockholders of Short-Term Global (the “Reorganization”). This opinion is furnished in connection with MLIM Fund’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to shares of common stock, par value $0.01 per share, of Low Duration Fund (the “Shares”), to be issued in the Reorganization.

      As special Maryland counsel for MLIM Fund in connection with the Reorganization, we are familiar with the proceedings taken by MLIM Fund and to be taken by MLIM Fund in connection with the authorization and issuance of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation of MLIM Fund, as amended and supplemented, the By-laws of MLIM Fund, as amended, and such other documents as we have deemed relevant to the matters referred to in this opinion.

      Based upon the foregoing, we are of the opinion that subsequent to the approval of the Agreement and Plan of Reorganization among Short-Term Global, MLIM Fund, on behalf of Low Duration Fund, and Fund Asset Management Master Trust (“FAM Trust”), on behalf Low Duration Master Portfolio, a series of FAM Trust (the “Agreement and Plan”) as set forth in the proxy statement and prospectus constituting a part of the Registration Statement (the “Proxy Statement and Prospectus”), the Shares, upon issuance in the manner referred to in the Agreement and Plan, against payment of the consideration set forth in Agreement and Plan, will be legally issued, fully paid, and non-assessable shares of common stock of Low Duration Fund.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

Very truly yours,

/s/ Sidley Austin Brown & Wood LLP